CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is dated as of March 31, 2024, by and between Replimune, Inc. (the “Company”) and Tanya Lewis (the “Consultant,” together with the Company, the “Parties” and each, a “Party”). This Agreement will be effective on April 1, 2024. For the avoidance of doubt, if the Consultant does not execute or revokes the Separation Agreement and Release, dated as of March 31, 2024, between the Company and the Consultant (the “Separation Agreement”), this Agreement shall not become effective, the Term (as defined in Section 3(a) below) of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.
1.Consulting Services.
(a)Subject to and upon the terms and conditions set forth in this Agreement, effective on April 1, 2024 (the “Start Date”), the Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, to provide strategic consulting services to the Company (the “Services”).
(b)The amount of time that Consultant shall devote to the performance of the Services pursuant to this Agreement shall be: (i) for the period beginning on the Start Date and ending on the earlier of the BLA acceptance date (i.e., FDA acceptance) and December 31, 2024 (the “Initial Term”), four hours per week; and (ii) for the period beginning on the first day following the end of the Initial Term and ending on the earlier of the date of BLA approval and December 31, 2025 (the “Final Term”), up to two hours per week. The Consultant shall be available to perform the Services pursuant to this Agreement during regular business hours, or as otherwise agreed, and either on site or remotely.
(c)In rendering the Services under this Agreement, the Consultant shall act solely as an independent contractor, the Consultant will not be eligible for any employee benefit plans or programs maintained by the Company, and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.
(d)The Consultant will keep separate and not co-mingle (i) the Consultant’s Services for the Company, and (ii) any contact information obtained during the Consultant’s consulting relationship with the Company, with those provided, or pursuant, to any other consulting arrangements.
2.Compensation and Equity Awards.
(a)Consulting Fees.
(i)Subject to, and in accordance with, the terms and conditions set forth in this Agreement, from April 1, 2024 through the end of the Final Term, the Consultant will be paid a consulting fee in an amount equal to $500 for each hour of Service provided by the Consultant (the “Consulting Fee”).

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For the avoidance of doubt, nothing in this Agreement shall entitle the Consultant to the Consulting Fee after the end of the Final Term.
(ii)In addition to the Consultant Fee, the Company shall pay Consultant the cost of any travel required to the Company’s offices or for other business conducted on behalf of the Company, as required to render the Services.
(iii)The Company will not withhold any income or other employment taxes from the payments due to the Consultant under this Agreement. The Consultant hereby agrees that the Consultant will timely pay all taxes and fees upon the income paid by the Company hereunder, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue derived by the Consultant under this Agreement.
(b)The Company shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per the Company’s standard practices. Such expenses include transportation and lodging costs. Without limiting the generality of the foregoing, any out-of-pocket travel expenses as well as any out-of-pocket expenses that, individually or in the aggregate, exceed $500.00, shall be reimbursed by the Company only if approved by the Company in advance of such out-of-pocket expenses being incurred by the Consultant. The Company agrees that such approval shall not be unreasonably withheld or delayed.
(c)All of the Consultant’s stock options to purchase shares of Replimune Group, Inc.’s common stock (“Options”) and restricted stock units on Replimune Group, Inc.’s common stock (“RSUs”) that are unvested as of the Last Day of Employment (as defined in the Separation Agreement) will continue to vest in accordance with the terms of the governing plan and award agreements (“Award Agreements”), until the end of the Final Term (and, in any case, through May 2025). Upon termination of this Agreement for any reason, the Consultant’s Options shall remain exercisable for the later of the 180-day period following the last day of the Final Term or December 31, 2025. The Options shall automatically terminate upon the expiration of such 180-day period; provided, however, that in no event may the Options be exercised after the date that is immediately before the tenth anniversary of the applicable date of grant of such Options. The Parties to this Agreement expressly agree that, if there is a Change of Control (as defined in the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”)) before the end of the Final Term of this Agreement, the Options and RSUs will be treated in accordance with the terms of the Plan and the Award Agreements. During the Term, the Consultant shall only sell the number of shares of Replimune Group, Inc.’s common stock as provided for under the Consultant’s share sales plan. For the avoidance of doubt, following the first anniversary of the Start Date, in the event the Company terminates this Agreement for any reason upon 90 days’ prior written notice as set forth in Section 3(b), the Consultant’s outstanding Options and RSUs will continue to vest during such 90-day notice period.

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(d)Except for the Consulting Fees described in Section 2(a), any expense reimbursement made in accordance with Section 2(b) hereof, and any Option and RSU vesting arrangement set forth in Section 2(c), the Company shall have no obligation to provide any compensation or benefits to the Consultant for any Services rendered by the Consultant to the Company pursuant to this Agreement. The Consultant shall have no obligation to provide any services beyond those to which the Consultant and the Company have agreed pursuant to this Agreement. The compensation and benefits set forth in this Section 2 are separate and apart from the severance benefits provided under the Separation Agreement.
3.Term; Termination.
(a)This Agreement shall take effect as of the Start Date and shall continue thereafter in full force and effect until the end of the Final Term, unless terminated earlier in accordance with the provisions of Section 3(b) hereof (the “Term”). The Consultant shall begin providing the Services to the Company on the Start Date.
(b)Except as otherwise set forth in this Section 3(b), the Company shall not terminate this Agreement prior to the expiration of the Final Term. Upon a determination by the Company that the Consultant has materially breached this Agreement or the Separation Agreement, including Section 5(a) of this Agreement and Section 6 of the Separation Agreement, the Company may terminate this Agreement immediately. Upon a determination by the Consultant that the Company has breached this Agreement or the Separation Agreement, the Consultant may terminate this Agreement immediately. Upon notice from the Consultant or a determination by the Company that the Consultant has accepted alternative work that interferes with the Consultant’s ability to perform the Services under this Agreement, the Company shall provide the Consultant with 30 days’ prior written notice of the Company’s intent to terminate this Agreement and an opportunity to cure within such 30-day period. Following the first anniversary of the Start Date, the Company may terminate this Agreement for any reason upon 90 days’ prior written notice (delivered after the first anniversary of the Start Date). The Parties may also terminate this Agreement by mutual written agreement. This Agreement and the Services provided by the Consultant hereunder shall terminate immediately upon the Consultant’s death. Upon termination of this Agreement, the Company shall pay the Consultant any amounts owed for the Services performed through the date of termination. The provisions of Sections 3(c), 5, 6 and 7 of this Agreement and the entirety of the Separation Agreement shall survive the termination of this Agreement.
(c)Upon expiration or termination of this Agreement, the Consultant agrees that the Consultant will not represent to third parties that the Consultant has a role with the Company or any authority to speak or act for or on behalf of the Company.
4.No Conflicting Obligation. The Consultant hereby represents that the Consultant is free to enter into this Agreement and that the Consultant’s performance of all of the terms of this Agreement and of all of the Consultant’s duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in

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confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that the Consultant has not made and will not make any agreements in conflict with this Agreement.
5.Non-Disparagement; No Use of Name, Etc.
(a)Except as expressly permitted in Sections 3(b) and 7 of the Separation Agreement, the Consultant agrees that she shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and its officers and directors. The Company agrees that the Company and its directors and officers, serving in such roles as of the Start Date, will not, at any time, make any written or oral comments or statements of a defamatory or disparaging nature regarding the Consultant. The Company agrees to take reasonable efforts to instruct its senior vice presidents, vice presidents, executive directors, senior directors and directors, serving in such roles as of the Start Date, to not, at any time, make any written or oral comments or statements of a defamatory or disparaging nature regarding the Consultant.
(b)Without the prior written consent of the Company, the Consultant shall not at any time knowingly use, for the Consultant’s benefit or on behalf of any other person, any name that is identical or similar to or reasonably likely to be confused with the name of the Company or any of Affiliate of the Company (as defined in Section 7(c) below) or any product or service produced or provided by the Company or any Affiliate of the Company.
(c)The Consultant shall not hold the Consultant out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the Services being provided for the Company. Matters and inquiries outside the scope of the Services and relating to the Company should be directed to the Chief Executive Officer of the Company.
(d)Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that the Consultant has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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6.Return of Property. The Consultant agrees to promptly return to the Company after the end of the Term or sooner if requested by Company all of its property, including, but not limited to, computers, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other an as required to perform the consultancy services, as agreed with the Company. To the extent the Consultant has any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, the Consultant agrees to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.
7.Indemnification. The Company agrees to defend, indemnify and hold the Consultant harmless from and against all third-party suits, actions, claims, demands, damages or losses, expenses and/or costs of every kind (including reasonable attorneys’ fees) (collectively, “Claims”) to which the Consultant may be subjected as a result of the Consultant’s performance of services to the Company under this Agreement, except Claims arising out of any gross negligence or willful misconduct of the Consultant. The Company further agrees that it will have the Consultant covered under the Company’s insurance policies for the duration of the consulting engagement, to the extent permitted under the applicable policies.
8.Miscellaneous.
(a)This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.
(b)No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.
(c)This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company (as long as the Company remains secondarily liable for any payments or obligations hereunder) and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of

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another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of the Consultant’s rights or obligations under this Agreement; provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.
(d)Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) addressed to the Party at the address set forth on the signature page to this Agreement or to such other place as any Party may designate as to itself by written notice to the other Party. Either Party may change its address for notices by means of a notice delivered in accordance with this Section 7(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at his personal email address on file with the Company.
(e)This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes. Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.
(f)The parties agree that any breach or threatened breach of Sections 4, 5, 6, 7 or 8 of this Agreement by the Consultant or the Company may cause irreparable harm to the other party; and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 4, 5, 6, 7 or 8 of this Agreement by either party, the other party may, in addition to any other rights and remedies it may have, request an injunction, without the need to post bond.

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(g)This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such Party shall not have signed the same counterpart.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
REPLIMUNE, INC.
By:     /s/ Philip Astley-Sparke
Name:    Philip Astley Sparke
Title:    Chief Executive Officer
Address: 500 Unicorn Park, Suite 303
     Woburn, MA 01801
Date: March 31, 2024
CONSULTANT
By: /s/ Tanya Lewis
Tanya Lewis

                            Date: March 31, 2024

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